                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ) (1)

                        CHINA FINANCE ONLINE CO. LIMITED
                        --------------------------------
                                (Name of Issuer)

                ORDINARY SHARES, PAR VALUE HK$0.001 PER SHARE
                ---------------------------------------------
                         (Title of Class of Securities)

                                    169379104
                                    ---------
                                 (CUSIP Number)

                                 Not applicable
                                 --------------
              DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investment, Inc.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF    5        SOLE VOTING POWER
  SHARES
BENEFICIALLY           20,580,652 Ordinary Shares. Each of International Data
 OWNED BY              Group, Inc. and Patrick J. McGovern may also be deemed to
   EACH                have sole voting power with respect to the above shares.
 REPORTING
PERSON WITH
              ------------------------------------------------------------------
              6        SHARED VOTING POWER

                       See item 5.
              ------------------------------------------------------------------
              7        SOLE DISPOSITIVE POWER

                       20,580,652 Ordinary Shares. Each of International Data Group, Inc. and Patrick J. McGovern may also be deemed to have sole dispositive power with respect to the above shares.

              ------------------------------------------------------------------
              8        SHARED DISPOSITIVE POWER

                       See item 7.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              20,580,652 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              20.4%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              International Data Group, Inc.
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Massachusetts
--------------------------------------------------------------------------------
 NUMBER OF    5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            20,580,652 Ordinary Shares. Each of IDG Technology
 OWNED BY               Venture Investment, Inc. and Patrick J. McGovern may
   EACH                 also be deemed to have sole voting power with respect to
 REPORTING              the above shares.
PERSON WITH
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        20,580,652 Ordinary Shares. Each of IDG Technology
                        Venture Investment, Inc. and Patrick J. McGovern may
                        also be deemed to have sole dispositive power with
                        respect to the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              20,580,652 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]
--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              20.4%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              CO
--------------------------------------------------------------------------------

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investments, LP
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *    (a)[ ]
                                                                    (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY


--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
NUMBER OF     5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            6,723,115 Ordinary Shares. IDG Technology Venture
 OWNED BY               Investments, LLC, Quan Zhou and Patrick J. McGovern
   EACH                 acting together may also be deemed to have sole voting
 REPORTING              power with respect to the above shares.
PERSON WITH
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        6,723,115 Ordinary Shares. IDG Technology Venture
                        Investments, LLC, Quan Zhou and Patrick J. McGovern
                        acting together may also be deemed to have sole
                        dispositive power with respect to the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,723,115 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.7%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              PN
--------------------------------------------------------------------------------

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              IDG Technology Venture Investments, LLC
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
NUMBER OF     5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            6,723,115 Ordinary Shares. Quan Zhou and Patrick J.
 OWNED BY               McGovern acting together may also be deemed to have
   EACH                 sole voting power with respect to the above shares.
 REPORTING
PERSON WITH
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        6,723,115 Ordinary Shares. Quan Zhou and Patrick J.
                        McGovern acting together may also be deemed to have sole
                        dispositive power with respect to the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,723,115 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.7%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              PN
--------------------------------------------------------------------------------

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Quan Zhou
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A
--------------------------------------------------------------------------------
NUMBER OF     5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            See item 6.
 OWNED BY
   EACH
 REPORTING
PERSON WITH
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        6,723,115 Ordinary Shares. Each of IDG Technology
                        Venture Investments, LLC and Patrick J. McGovern may
                        also be deemed to have sole voting power and shared
                        voting power, respectively, with respect to the above
                        shares.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        See item 8.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        6,723,115 Ordinary Shares. Each of IDG Technology Venture Investments, LLC and Patrick J. McGovern may also be deemed to have sole dispositive power and shared dispositive power, respectively, with respect to the above shares.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              6,723,115 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.7%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              IN
--------------------------------------------------------------------------------

CUSIP No. 169379104
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Patrick J. McGovern
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a)[ ]
                                                                        (b)[X]
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
--------------------------------------------------------------------------------
NUMBER OF     5         SOLE VOTING POWER
  SHARES
BENEFICIALLY            27,303,767 Ordinary Shares. Each of IDG Technology
 OWNED BY               Venture Investment, Inc. and International Data Group,
   EACH                 Inc. may also be deemed to have sole voting power with
 REPORTING              respect to 20,580,652 of the above shares, and each of
PERSON WITH             IDG Technology Venture Investments, LP and IDG
                        Technology Venture Investments, LLC may also be deemed
                        to have sole voting power with respect to 6,723,115 of
                        the above shares.
              ------------------------------------------------------------------
              6         SHARED VOTING POWER

                        See item 5. Quan Zhou may also be deemed to have shared
                        voting power with respect to 6,723,115 of the above
                        shares.
              ------------------------------------------------------------------
              7         SOLE DISPOSITIVE POWER

                        27,303,767 Ordinary Shares. Each of IDG Technology
                        Venture Investment, Inc. and International Data Group,
                        Inc. may also be deemed to have sole dispositive power
                        with respect to 20,580,652 of the above shares, and each
                        of IDG Technology Venture Investments, LP and IDG
                        Technology Venture Investments, LLC may also be deemed
                        to have sole dispositive power with respect to 6,723,115
                        of the above shares.
              ------------------------------------------------------------------
              8         SHARED DISPOSITIVE POWER

                        See item 7. Quan Zhou may also be deemed to have shared dispositive power with respect to 6,723,115 of the above shares.

CUSIP No. 169379104
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              27,303,767 Ordinary Shares
--------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES    [ ]

--------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              27.0%
--------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON *

              IN
--------------------------------------------------------------------------------

CUSIP No. 169379104

ITEM 1(a). NAME OF ISSUER:

      China Finance Online Co. Limited

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      Room 610B
      6/F Ping'an Mansion
      No. 23 Financial Street
      Xicheng District
      Beijing, 100032, China

ITEM 2(a). NAME OF PERSONS FILING:

1.    IDG Technology Venture Investment, Inc.
2.    International Data Group, Inc.
3.    IDG Technology Venture Investments, LP
4.    IDG Technology Venture Investments, LLC
5.    Quan Zhou
6.    Patrick J. McGovern

      The above persons have agreed that this Statement may be filed by IDG Technology Venture Investment, Inc. ("IDG Ventures") on behalf of all of them jointly pursuant to Rule 13d-1(k)(1). A copy of such agreement is attached as an Exhibit to this Statement.

      IDG Ventures is a wholly-owned subsidiary of International Data Group, Inc. ("IDG'). A majority of the capital stock of IDG is owned beneficially by Patrick J. McGovern, the founder and Chairman of the Board of IDG.

      IDG Technology Venture Investments, LP ("IDG Ventures LP") is a limited partnership organized under the laws of the State of Delaware. The general partner of IDG Ventures LP is IDG Technology Venture Investments, LLC, a limited liability company organized under the laws of the State of Delaware ("IDG Ventures LLC"). The managing members of IDG Ventures LLC are Patrick J. McGovern and Quan Zhou.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For all reporting persons other than Quan Zhou:

               One Exeter Plaza
               Boston, MA 02109

            For Quan Zhou:

               Room 616, Tower A
               COFCO Plaza
               8 Jianguomennei Dajie
               Beijing 100005, People's Republic of China

CUSIP No. 169379104

ITEM 2(c). CITIZENSHIP:

      Mr. McGovern and Mr. Zhou are each United States citizens. The jurisdiction of organization of the other reporting persons is as follows: IDG:
Massachusetts; IDG Ventures: Massachusetts; IDG Ventures LP: Delaware; and IDG Ventures LLC; Delaware.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Ordinary Shares

ITEM 2(e). CUSIP NUMBER:

      169379104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ] Broker or dealer registered under Section 15 of the Act;

      (b)  [ ] Bank as defined in Section 3(a)(6) of the Act;

      (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act;

      (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940;

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

      (g)  [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

      (h)  [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4. OWNERSHIP. (See Note A)

      The information for each reporting person contained in Items 5-11 of the cover pages is incorporated herein by reference. For all reporting persons, number of shares beneficially owned includes Ordinary Shares represented by ADSs beneficially owned by the reporting person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      N/A

CUSIP No. 169379104


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      N/A

ITEM 10. CERTIFICATION.

      N/A

CUSIP No. 169379104


                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.

Date: January 20, 2006


IDG TECHNOLOGY VENTURE INVESTMENT, INC.


By:  /s/ Quan Zhou
   ---------------------------------------
     Quan Zhou
     President

CUSIP No. 169379104


                                    AGREEMENT

      Each of the undersigned hereby agrees that the Statement on Schedule 13G to which this Agreement is attached may be filed by IDG Technology Venture Investment, Inc., a Massachusetts corporation, on behalf of itself and each of IDG Technology Venture Investments, LP, a Delaware limited partnership; International Data Group, Inc., a Massachusetts corporation; IDG Technology Venture Investments, LLC, a Delaware limited liability company; Quan Zhou and Patrick J. McGovern.

Dated: January 20, 2006



IDG TECHNOLOGY VENTURE INVESTMENT, INC.

By:  /s/ Quan Zhou
   ---------------------------------------
     Quan Zhou
     President

IDG TECHNOLOGY VENTURE INVESTMENTS, LP

By:  IDG TECHNOLOGY VENTURE INVESTMENTS, LLC
     Its General Partner

     By:  /s/ Quan Zhou
        ----------------------------------
          Quan Zhou
          Managing Member

IDG TECHNOLOGY VENTURE INVESTMENTS, LLC

     By:  /s/ Quan Zhou
        ----------------------------------
          Quan Zhou
          Managing Member

INTERNATIONAL DATA GROUP, INC.

By:  /s/ Edward B. Bloom
   ---------------------------------------
     Edward B. Bloom
     Vice President

/s/ Patrick J. McGovern
------------------------------------------
Patrick J. McGovern

/s/ Quan Zhou
------------------------------------------
Quan Zhou